Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

May 1, 2008

INVESTOR RELATIONS EARNINGS RELEASE

FIRST QUARTER 2008 EARNINGS

•                  GAAP (generally accepted accounting principles) earnings were $153 million, or $0.35 per diluted share, compared with $120 million, or $0.28 per diluted share, in 2007.

•                  Ongoing diluted earnings per share were $0.35, compared with $0.27 per share in 2007.

•                  Xcel Energy reaffirms 2008 earnings from continuing operations guidance of $1.45 to $1.55 diluted earnings per share.

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) today reported first quarter 2008 GAAP earnings of $153 million, or $0.35 per diluted share, compared with $120 million, or $0.28 per diluted share, in 2007. Ongoing earnings, adjusted for certain non-recurring items, were $0.35 per diluted share, compared with $0.27 in 2007.

Higher first quarter 2008 earnings were primarily attributable to higher electric and natural gas margins, reflecting various rate increases, weather-normalized retail sales growth, higher rider recovery, the impact of favorable temperatures and leap year, which increased sales.  Partially offsetting these positive factors were higher operating and maintenance expense and increased depreciation expense.

“Our solid first quarter results reflect the continued execution of our strategy,” said Richard C. Kelly, chairman, president and chief executive officer.  “During the current quarter, we continued to pursue numerous regulatory initiatives to assure that we are well positioned to meet our environmental and financial objectives. Further, we are unique among utilities by proposing plans to meet our customers’ growing demand for energy, while at the same time reducing carbon emissions.  With a good start to the year, we are reaffirming our 2008 earnings from continuing operations guidance range of $1.45 to $1.55 per share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings-Note 6)

During 2007, Xcel Energy resolved a dispute with the IRS regarding its Corporate Owned Life Insurance (COLI) program.  Excluding the impact of the COLI program, Xcel Energy’s ongoing first quarter 2008 earnings were $155 million, or $0.35 per share, compared with first quarter 2007 ongoing earnings of $114 million or $0.27 per share.  The following table provides a reconciliation of GAAP earnings per share to ongoing earnings per share for 2008 and 2007.

	Three months ended March 31,
Diluted earnings (loss) per share	2008	2007
Ongoing earnings per share	$0.35	$0.27
PSR Investments Inc. (PSRI) earnings	—	0.01
GAAP earnings per share	$0.35	$0.28

At 10 a.m. CDT today, Xcel Energy will host a conference call to review first quarter financial results.  To participate in the call, please dial in five to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:

(800) 257-3401

International Dial-In:	(303) 262-2004

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CDT on May 1 through 11:59 p.m. CDT on May 5.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11112269

Except for the historical statements contained in this release, the matters discussed herein, including our 2008 full year EPS guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2007.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended March 31,
	2008	2007
Operating revenues:
Electric utility	$1,973,314	$1,815,803
Natural gas utility	1,034,127	927,422
Other	20,947	20,437
Total operating revenues	3,028,388	2,763,662

Operating expenses:
Electric fuel and purchased power — utility	1,088,080	979,571
Cost of natural gas sold and transported — utility	823,127	740,782
Cost of sales — other	5,453	6,025
Other operating and maintenance expenses	482,909	467,567
Depreciation and amortization	219,288	213,413
Taxes (other than income taxes)	79,413	78,176
Total operating expenses	2,698,270	2,485,534

Operating income	330,118	278,128

Interest and other income, net	8,884	816
Allowance for funds used during construction — equity	14,220	7,576

Interest charges and financing costs:
Interest charges — (includes other financing costs of $4,991 and $6,271, respectively)	132,171	127,303
Allowance for funds used during construction — debt	(9,527)	(7,206)
Total interest charges and financing costs	122,644	120,097

Income from continuing operations before income taxes	230,578	166,423
Income taxes	76,584	47,909
Income from continuing operations	153,994	118,514
Income (loss) from discontinued operations, net of tax	(877)	1,197
Net income	153,117	119,711
Dividend requirements on preferred stock	1,060	1,060
Earnings available for common shareholders	$152,057	$118,651

Weighted average common shares outstanding (in thousands):
Basic	429,563	408,003
Diluted	434,853	432,054
Earnings per share — basic:
Income from continuing operations	$0.35	$0.29
Income from discontinued operations	—	—
Total	$0.35	$0.29
Earnings per share — diluted:
Income from continuing operations	$0.35	$0.28
Income from discontinued operations	—	—
Total	$0.35	$0.28

Cash dividends declared per common share	$0.23	$0.22

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses:

	Three months ended March 31,
Diluted earnings (loss) per share	2008	2007
Regulated utility — continuing operations (Note 2)	$0.39	$0.31
Holding company and other costs	(0.04)	(0.04)
Earnings per share — ongoing operations	0.35	0.27
PSRI	—	0.01
Total earnings per share	$0.35	$0.28

The following table summarizes significant components contributing to the changes in the first quarter of 2008 diluted earnings per share compared with the same period in 2007, which are discussed in more detail later in the release.

Three months ended March 31,
2007 ongoing earnings per share	$0.27
PSRI earnings	0.01
2007 GAAP Earnings per share	0.28

Components of change — 2008 vs. 2007
Higher base electric utility margins	0.07
Higher natural gas margins	0.03
Higher interest and other income	0.01
Higher operating and maintenance expense	(0.02)
Higher effective tax rate	(0.02)
Higher depreciation and amortization expense	(0.01)
Other	0.01
2008 GAAP earnings per share	$0.35

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings —The following table summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Three months ended March 31,
	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007
Retail electric	$0.01	$0.01	$0.00
Firm natural gas	0.01	0.00	0.01
Total	$0.02	$0.01	$0.01

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three-month period and the weather-normalized energy sales for the three-month period without leap day ended March 31, 2008, compared with the same period in 2007.

	Three months ended March 31,		Three months ended March 31, (without leap day)
	Actual	Normalized	Actual	Normalized
Electric residential	3.4%	3.1%	2.3%	1.9%
Electric commercial and industrial	3.5	3.3	2.3	2.2
Total retail electric sales	3.4	3.2	2.2	2.1
Firm natural gas sales	3.5	2.7	2.3	1.5

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins — The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Three months ended March 31, 2008
Electric utility revenues (excluding commodity trading)	$1,906	$64	$—	$1,970
Electric fuel and purchased power utility	(1,031)	(57)	—	(1,088)
Commodity trading revenues	—	—	26	26
Commodity trading expenses	—	—	(23)	(23)
Gross margin before operating expenses	$875	$7	$3	$885
Margin as a percentage of revenues	45.9%	10.9%	11.5%	44.3%

Three months ended March 31, 2007
Electric utility revenues (excluding commodity trading)	$1,752	$59	$—	$1,811
Electric fuel and purchased power-utility	(926)	(54)	—	(980)
Commodity trading revenues	—	—	77	77
Commodity trading expenses	—	—	(72)	(72)
Gross margin before operating expenses	$826	$5	$5	$836
Margin as a percentage of revenues	47.1%	8.5%	6.5%	44.3%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin

(Millions of dollars)	Three months ended March 31, 2008 vs. 2007
Sales growth (excluding weather impact)	$10
Retail rate increases (Wisconsin and North Dakota interim)	10
Increased margin due to leap year (weather normalized impact)	9
Conservation and non-fuel riders (partially offset in O&M)	8
Metropolitan Emissions Reduction Project (MERP) rider	5
Estimated impact of weather	3
Other, including transmission revenue, regulatory accruals and sales mix	4
Total increase in base electric utility margin	$49

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended March 31,
(Millions of dollars)	2008	2007
Natural gas utility revenues	$1,034	$927
Cost of natural gas sold and transported	(823)	(741)
Natural gas utility margin	$211	$186

The following table summarizes the components of the changes in natural gas margin for the three months ended March 31:

Natural Gas Margin

(Millions of dollars)	Three months ended March 31, 2008 vs. 2007
Base rate changes — Colorado and Wisconsin	$15
Estimated impact of weather	3
Conservation revenue	3
Transportation	2
Sales growth (excluding weather impact)	1
Increased margin due to leap year (weather normalized impact)	1
Total increase in natural gas margin	$25

Other Operating and Maintenance Expenses — Other operating and maintenance expenses for the first quarter of 2008 increased by approximately $15 million, or 3.3 percent, compared with the same period in 2007.  For more information see the following table:

(Millions of dollars)	Three months ended March 31, 2008 vs. 2007
Lower employee benefit costs	$(9)
Higher combustion/hydro plant costs	8
Higher conservation incentive programs (offset in electric margins)	6
Higher contract labor and consulting costs	6
Higher nuclear plant outage costs	6
Higher labor costs	2
Lower nuclear plant operation costs	(2)
Other	(2)
Total increase in other operating and maintenance expenses	$15

Improved employee health care experience and a change to a high deductible health care plan, as well as lower current period performance based incentive plan expense were the primary factors contributing to the lower employee benefit costs.  The higher combustion/hydro plant costs were primarily attributable to normally scheduled and unplanned maintenance.

Depreciation and amortization — Depreciation and amortization expense increased by approximately $6 million, or 2.8 percent, for the first quarter of 2008, compared with the same period in 2007.  The increase is primarily due to normal system expansion, which was partially offset by the Minnesota Public Utilities Commission approval of

Northern States Power Co. (NSP)-Minnesota’s remaining lives depreciation filing in the third quarter of 2007.  This decision reduced third quarter depreciation retroactive to Jan. 1, 2007; however, it did not impact first quarter 2007 depreciation expense due to receipt of the approval in the third quarter of 2007.

Interest and other income, net  — Interest and other income increased by $8 million for the first quarter of 2008, compared with the same period in 2007.  The increase is primarily the result of PSRI terminating the COLI program in 2007.

Income taxes — Income taxes for continuing operations increased by $29 million for the first quarter of 2008, compared with 2007.  The increase in income tax expense was primarily due to an increase in pretax income. The effective tax rate for continuing operations was 33.2 percent for the first quarter of 2008, compared with 28.8 percent for the same period in 2007.  The higher effective tax rate for first quarter 2008 was primarily due to an increase in the forecasted annual effective tax rate for 2008, compared with 2007, largely as a result of PSRI terminating the COLI program in 2007.

Note 3. Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at March 31, 2008:

(Billions of dollars)	Balance at March 31, 2008	Percentage of Total Capitalization
Current portion of long-term debt	$0.7	5%
Short-term debt	0.4	3
Long-term debt	7.1	48
Total debt	8.2	56

Preferred equity	0.1	1
Common equity	6.4	43
Total equity	6.5	44

Total capitalization	$14.7	100%

In January 2008, Xcel Energy issued $400 million of junior subordinated notes due in 2068 with an interest rate of 7.6 percent.  The proceeds were used to repay short-term debt.

In March 2008, NSP-Minnesota issued $500 million of first mortgage bonds with an interest rate of 5.25 percent and a 10-year maturity.  The proceeds were used to repay short-term debt and for general corporate purposes.

During 2008, Xcel Energy plans to issue debt securities to refinance retiring maturities, reduce short-term debt, fund construction programs and for other general corporate purposes. Current debt financing plans include the following:

•	Issuing between $500 million to $600 million of first mortgage bonds at Public Service Co. of Colorado (PSCo) in the second half of 2008.

•	Issuing up to $250 million of first mortgage bonds at NSP-Wisconsin in the second half of 2008.

These financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Note 4.  Rates and Regulation

New Mexico electric rate case - On July 30, 2007, SPS filed a request for a retail electric general rate increase of $17.3 million annually, or 6.6 percent, with the New Mexico Public Regulation Commission (NMPRC). The rate filing is based on a 2006 historic test year adjusted for known and measurable changes and includes a requested return on equity (ROE) of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent.

Following is a summary of intervenor and NMPRC staff testimony, which was filed on March 6, 2008:

•      NMPRC staff recommended an increase of approximately $8 million based on a 9.1 percent ROE and other adjustments.

•      The attorney general recommended a $2 million rate decrease based on a 9.2 percent ROE and other adjustments.

•      Occidental Permian, a large retail customer, recommended a 9.9 percent ROE.

Hearings were held in April 2008.  At the close of the hearings, the parties agreed to move consideration of the Lea Power Partners rider costs to a future rate proceeding to be initiated by Xcel Energy this summer, which will be accompanied with a request for interim relief, so that issues associated with lease accounting and potential contract restructuring may be adequately addressed.  The remaining procedural schedule is as follows:

•	Recommend decision	June 30, 2008

•	Final order	Aug. 29, 2008

NSP – Minnesota - North Dakota electric rate case filing - On Dec. 7, 2007, NSP-Minnesota filed with the North Dakota Public Service Commission (NDPSC), a request to increase electric rates by $20.5 million, representing an overall increase of 14 percent.  The request is based on a common equity ratio of 51.77 percent, a ROE of 11.5 percent and a rate base of approximately $242 million.   Interim rates of $17.2 million were effective on Feb. 5, 2008.

NSP-Minnesota and the NDPSC staff reached a stipulation in which both parties recommended an ROE of 10.75 percent, with a sharing mechanism for earnings above 10.75 percent.  This stipulation is subject to approval by the NDPSC.  Final rates are expected to be effective in the fall of 2008.  The procedural schedule is as follows:

•	Intervenor testimony	May 9, 2008

•	Rebuttal testimony	June 13, 2008

•	Hearings	June-July, 2008

•	Order issued	Aug. 13, 2008

PSCo wholesale rate case - In February 2008, PSCo requested a $12.5 million increase, or a 5.88 percent in wholesale rates, based on 11.5 percent requested ROE.  The $12.5 million total increase was composed of  $8.8 million of traditional base rate recovery and $3.7 million of construction work in progress (CWIP) recovery for the Comanche 3 and Fort St. Vrain projects.  The increase is applicable to all wholesale firm service customers with the exception of Intermountain Rural Electric Cooperative, which is under a rate moratorium until January 2009.

In March 2008, PSCo reached an agreement with Holy Cross, Yampa Valley and Grand Valley (REA’s), which will resolve all issues based on a “black box” settlement with an implied ROE of 10.4 percent.  Parties filed the settlement with the Federal Energy Regulatory Commission (FERC) on April 17, 2008, with rates effective May 1, 2008.  PSCo has reached an agreement with the cities of Burlington and Center, as well as Aquila under the same substantive terms and conditions as the REA settlement, which was filed with FERC on April 25, 2008.  The settlements provide for:

•	A traditional annual rate base rate increase of $6.6 million with allowance for funds used during construction (AFDC) continuing for Comanche and Fort St. Vrain.

•	Implementation of new rates several months earlier than is typical in a disputed filing.

•      The ability to implement rates in our next general rate case that will involve Comanche 3 costs upon a nominal suspension.

SPS wholesale complaint case - On April 21, 2008, the FERC issued an order approving the settlement agreement with Golden Spread Electric Cooperative filed in December 2007 and a separate order that resolved base rate issues for the period Jan 1, 2005 through June 30, 2006 as well as certain fuel clause adjustment (FCAC) issues.  Related to the base rate issues, the FERC established new rates that were approximately $6.9 million less for this 18-month period, than the then currently effective rates based upon a 9.33 percent ROE.  Regarding the fuel clause, the FERC determined that the method for calculating fuel and purchased energy cost charges to the complaining customers is to deduct from such costs incremental fuel and purchased energy costs, which it is attributing to SPS’ market-based intersystem sales on the basis that these are “opportunity” sales under its precedent.  The FERC ordered that refunds of fuel cost charges based on this method of determining the FCAC should begin as of Jan. 1, 2005 (the refund effective date in the case).  The FERC ordered SPS to file a compliance filing calculating its refund obligation within 30 days of the date of the order and implement the instructions in the order in calculating its FCAC charges going forward from that date.  While the order is subject to interpretation with respect to aspects of the calculation of the refund obligation, SPS does not expect its refund obligation to its full requirements customers from Jan. 1, 2005 through March 31, 2008, to exceed $11 million.  SPS is reviewing the order and has not yet determined whether to seek rehearing.  SPS has accrued an amount, sufficient to cover the refund obligation as of March 31, 2008.

SPS 2008 wholesale rate case - On March 31, 2008, SPS filed a wholesale power base rate case in the full-requirements customers’ base rates. SPS is seeking an annual revenue increase of $14.9 million or an overall 5.14 percent increase, based on 12.20 percent requested ROE.  A motion for dismissal and protest was filed by the four eastern New Mexico Cooperatives on April 21, 2008.  A FERC decision is expected later in 2008.

SPS formula transmission rate case — In December 2007, SPS submitted an application to implement a transmission formula rate for the SPS zone of the Xcel Energy Open Access Transmission Tariff.  The proposed rates would be updated annually each July 1st based on SPS’ prior year actual costs and loads plus the revenue requirements associated with projected current year transmission plant additions.  The proposed ROE on common equity is 12.7 percent, including a 50 basis point adder for SPS’ participation in the SPP RTO, consistent with FERC precedent.  The proposed rates would provide first year incremental annual transmission revenue for SPS of approximately $5.5 million.

In February 2008, the FERC issued an order accepting the proposed rates, suspending the effective date to July 6, 2008, and setting the rate filing for hearings and settlement procedures.  The FERC granted a 50 basis point adder to the ROE on common equity that it will determine in this proceeding, as a result of SPS’ participation in the SPP regional transmission organization.  In March 2008, the FERC accepted the companion SPP rate change filing subject to the outcome of the SPS rate filing.  The rate filings are now in settlement procedures.  The ultimate outcome of the rate filings is not known at this time.

Wisconsin electric fuel cost recovery - On April 7, 2008, we filed an application with the Public Service Commission of Wisconsin (PSCW) for an electric fuel surcharge.  The forecast in the application shows NSP-Wisconsin will under-recover 2008 fuel costs by $19.7 million without a surcharge.  If the surcharge is approved as filed, we estimate it would recover approximately $12.8 million through December.

Note 5.  Xcel Energy Earnings Guidance

Xcel Energy’s 2008 diluted earnings per share and key assumptions are detailed in the following table.

2008 EPS Range
Utility operations	$1.61 - $1.71
Holding company financing costs and other	(0.16)
Xcel Energy earnings per share	$1.45 - $1.55

Key Assumptions for 2008:

•	Normal weather patterns are experienced during the year.

•	Various riders, associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, are expected to increase revenue by approximately $55 million to $65 million over 2007 levels.

•

Reasonable regulatory outcomes in the New Mexico electric rate case, North Dakota electric rate case, the PSCo and SPS FERC wholesale electric rate cases and the interim rate recovery of capacity costs in the upcoming Texas electric rate case.

•	No material incremental accruals related to the SPS regulatory proceedings.

•	Weather-adjusted retail electric utility sales grow by approximately 1.8 percent to 2.2 percent.

•	Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•	Short-term wholesale and commodity trading margins are within a range of $20 million to $30 million.

•

Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $45 million to $55 million over 2007 levels. We expect regulatory recovery of approximately $11 million of the increase of capacity costs at SPS. Capacity costs at PSCo are recovered under the purchased capacity cost adjustment.

•	Utility operating and maintenance expenses increase between 2 percent and 3 percent.

•	Depreciation expense is projected to increase approximately $55 million to $65 million over 2007 levels.

•	Interest expense increases approximately $20 million to $25 million over 2007 levels.

•	Allowance for funds used during construction-equity increases approximately $35 million to $45 million over 2007 levels.

•	An effective tax rate for continuing operations of approximately 32 percent to 35 percent.

•	Average common stock and equivalents for diluted earnings per share calculations of approximately 438 million shares.

Note 6.  Non-GAAP Reconciliation

The following table provides a reconciliation of GAAP earnings to ongoing earnings:

	Three months ended March 31,
(Thousands of dollars)	2008	2007
Ongoing earnings	$155,338	$113,538
PSRI earnings (loss)	(1,344)	4,976
Total continuing operations	153,994	118,514
Discontinued operations	(877)	1,197
GAAP earnings	$153,117	$119,711

As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the board of directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended March 31,	2008	2007
Operating revenues:
Electric and natural gas utility and trading margins	$3,007,441	$2,743,225
Other	20,947	20,437
Total operating revenues	3,028,388	2,763,662

Income from continuing operations	153,994	118,514
Income (loss) from discontinued operations	(877)	1,197
Net income	153,117	119,711

Earnings available for common shareholders	152,057	118,651
Weighted average diluted common shares outstanding	434,853	432,054

Components of Earnings per Share — Diluted
Regulated utility — continuing operations	$0.39	$0.32
Holding company and other costs	(0.04)	(0.04)
Earnings per share - continuing operations	0.35	0.28

Discontinued operations	—	—

Total earnings per share	$0.35	$0.28

Book value per share	$14.77	$14.35